                                                                    EXHIBIT 10.4

                         ROBERT HALF INTERNATIONAL INC.
                         RESTATED RETIREMENT AGREEMENT

    This agreement ("Agreement'), made effective as of July 1, 1996, by and between Robert Half International Inc., a Delaware corporation (the "Company") and Harold M. Messmer, Jr. ("Participant").

                                  WITNESSETH:

    WHEREAS, the Board of Directors designated Participant as a Participant (as defined therein) in the Boothe Financial Corporation Key Executive Retirement Plan -- Level II (the "Plan") and the parties entered into a previous agreement to set forth the terms of such participation as of November 14, 1985; and

    WHEREAS, since that initial agreement, there have been 8 amendments; and

    WHEREAS, Company and Participant desire to enter into the Agreement, which both constitutes the 9th amendment to the original agreement and a complete restatement of the original agreement, as amended;

    NOW, therefore, pursuant to the Plan and in consideration of the premises and other valuable consideration, the parties hereto agree as follows to this restated retirement agreement.

    Section 1.  DEFINITIONS

    As used herein, the following terms shall have the meanings set forth below;

    (a) "Annual Percentage Increase in the CPI" for any calendar year shall be equal to the quotient of (1) the CPI for December of that year less the CPI for the December of the year immediately preceding divided by (2) the CPI for the year immediately preceding, which quotient shall be rounded to the nearest tenth of a percent.

    (b) "Base Percentage" shall be the sum of (1) 30% and (2) the product of .25% and the number determined by subtracting 600 from Participant's age, expressed in completed months, on the Commencement Date. In no event, however, shall the Base Percentage be greater than 66%. Notwithstanding the foregoing, if a Change in Control occurs prior to the Commencement Date, then, effective upon the occurrence of such Change in Control, the Base Percentage shall be 66%.

    (c) "Basic Benefit" means the benefit described in Section 2(b).

    (d) "Bonus" with respect to any year means (1) any cash bonus paid to Participant with respect to such year and (2), if pursuant to any contract, plan or agreement, noncash compensation (including but not limited to shares of stock) is paid in lieu of all or a portion of an earned cash bonus, the amount of cash that would otherwise have been paid.

    (e) "Change in Control" has the same meaning as that term is defined in the Company's 1993 Incentive Plan.

    (f) "Commencement Date" means the last day of the month following the later of (1) the date of termination of Participant's employment with the Company and all of its subsidiaries and affiliates and (2) Participant's fiftieth birthday.

    (g) "Covered Compensation" means (1) $2,500 plus (2) one-twelfth of the combination of Salary and Bonus paid to Participant with respect to the calendar year for which the combination is the highest in the five calendar years prior to the date his employment with the Company and all of its subsidiaries and affiliates terminates.

    (h) "CPI" means, for any month, the Consumer Price Index for All Urban Consumers (1982-84 base) for all commodities and services in the San Francisco-Oakland-San Jose Area for that month as issued by the Bureau of Labor Statistics of the U. S. Department of Labor or, if such index ceases to exist, a similar index to be selected by the Board.

    (i) "CPI-Based Rate" means a variable percentage rate, adjusted each calendar year, equal to 3% plus the Annual Percentage Increase in the CPI for the previous calendar year.

    (j) (1) (A) The term "Current Actuarial Value of the Company's Obligations" refers to the single premium required to purchase an annuity contract to cover the Company's obligations under this Agreement from an insurance company as described below. The Company shall solicit bids from all insurance companies rated AAA by both Moody's and Standard and Poor's, and the average of the bids obtained shall be the single premium required.

           (B) If two bids cannot be obtained from insurance companies with an AAA rating, at least two bids shall be obtained by soliciting bids from insurance companies that have lower rankings and have indicated a willingness to bid. For the purpose of ranking insurance companies by ratings, a company shall be ranked by the rating from the rating agency that gives it the lower rating; companies that have the same ranking based on this criterion, shall then be further ranked by referring to the rating given them by the other rating agency (so, for example, a company ranked AA+ by Standard & Poor's and Aa3 by Moody's would be ranked above a company rated AA by Standard & Poor's and Aa3 by Moody's). The bids that shall be taken into account are those from the two insurance companies with the highest rankings that have submitted bids (more than two bids shall be taken into account and averaged if more than two bids are received from companies with a ranking equal to or higher than the ranking that must be considered in order to obtain two bids); provided that, a bid shall be taken into account only if the insurance company has a rating of at least Aa3 from Moody's and AA- from Standard & Poor's.

           (C) In general, the Company shall solicit bids from all insurance companies that have indicated a willingness to bid and that have rankings equal to or above the ranking of any insurance company that submits a bid. Notwithstanding the preceding sentence, the Company may determine to request bids from fewer than all insurance companies of a particular ranking; provided that, (i) bids are received from at least three insurance companies of that ranking and (ii) the Participant has the right to designate three of the insurance companies of that ranking from which bids will be requested.

           (D) In the case of any insurance company from which bids are requested, the bid that shall be taken into account is the last bid submitted.

           (E) In the event that less than two bids are received under subparagraphs (A) or (B), the "Current Actuarial Value of the Company's Obligations" shall be based on the interest, mortality, and other assumptions of the insurance company bids that were last taken into account when bids were obtained that met the criteria of subparagraph (A) or (B); provided that these assumptions shall be appropriately adjusted to reflect any change in interest rates that has occurred since such bids were obtained. The Company and the Participant shall agree upon the hiring of an actuarial consulting firm that has no prior relationship with the Company to make the calculations described in the preceding sentence. This firm shall be one of the ten largest actuarial consulting firms.

        (2) Solely for the purpose of the annuity bids and purchases described in the subsection, the Basic Benefit described in Section 2(b) shall be treated as modified so that, in lieu of an annual increase in the Basic Benefit based on the Annual Percentage Increase in the CPI, the Basic Benefit as of the point at which the Current Actuarial Value of the Company's Obligations is being determined shall be treated as an amount increasing each year by a fixed percentage equal to the Annual

    Percentage Increase in the CPI for the calendar year preceding the year for which the single premium is being determined (but not to exceed 7 1/2%).

    (k) "Designated Beneficiary" means the person or persons designated by Participant in a written form acceptable to and delivered to the Company. Any such designation may be changed by Participant's execution and delivery to the Company of such change on a written form acceptable to the Company. No form designating a Designated Beneficiary shall be effective unless received by the Company before Participant's death. If a Designated Beneficiary has not been properly designated or is deceased at the time any amount due hereunder is payable, the Designated Beneficiary shall be Participant's spouse, or, if there is no surviving spouse, then the Designated Beneficiary shall be Participant's then living children (in equal shares). If there is neither a surviving spouse nor surviving children and Participant has not otherwise properly designated a Designated Beneficiary, Participant's Designated Beneficiary shall be his estate.

    (l) "Salary" with respect to any calendar year means the greater of (1) the actual cash base salary paid to Participant during such year or (2) the Participant's "deemed base salary" for the calendar year in question. For calendar year 1995 Participant's deemed base salary was $413,019 (which was based on Participant's base salary of $345,000 at May 31, 1991 with CPI adjustments to December 31, 1995 in the manner described in the following sentence). For each calendar year subsequent to 1995 Participant's deemed base salary shall equal the deemed base salary for the prior year increased by (1) the Annual Percentage Increase for the year in question if the Annual Percentage Increase in the CPI is from 4% through 10%, (2) 4%, if the Annual Percentage Increase in the CPI is less than 4%, or (3) 10%, if the Annual Percentage Interest in the CPI is greater than 10%.

    (m) "Supplemental Benefit" means the benefit described in Section 2(c).

    Section 2.  BENEFITS.

    (a) ELIGIBILITY. Participant shall be eligible to receive the benefits provided by this Agreement upon his termination of employment (whether voluntary or involuntary, by reason of Participant's death or disability, or otherwise) with the Company and any of its subsidiaries and affiliates so that Participant is no longer employed by the Company or any subsidiary or affiliate of the Company for any reason.

    (b)  BASIC BENEFIT.

        (1) Participant's benefits pursuant to this Agreement shall be equal to the Base Percentage of his Covered Compensation, increased on a compound basis on each anniversary of Participant's Commencement Date by a percentage equal to the Annual Percentage Increase in the CPI, if any, for the prior calendar year, but not more than 7 1/2%; there shall be no reduction in benefits as a result of any decrease in the CPI. Benefits shall be payable on the last day of each month, commencing with the Participant's Commencement Date and ending with the last day of the month in which Participant dies.

        (2) If Participant dies after his employment terminates but before receiving 180 monthly payments, benefits shall continue to be paid to Participant's Designated Beneficiary until a total of 180 monthly payments have been made to Participant and/or his Designated Beneficiary. Moreover, if Participant's Designated Beneficiary at the time of his death is his wife, then, after the aforesaid total of 180 monthly payments have been made, she shall continue to receive thereafter monthly payments in an amount equal to 50% of the payment that Participant would have received if then living until (A) her death, if she is the person who was Participant's wife at the time of execution of this Agreement, or (B) the earlier of her death or July 31, 2031, if she was not his wife at the time of execution of this Agreement.

        (3) If Participant dies prior to termination of employment, payments shall commence to be paid to Participant's Designated Beneficiary commencing as of the last day of the month following Participants' death in the same manner as if Participant had terminated employment and died immediately after the Commencement Date, thus entitling the Designated Beneficiary to a minimum of 180 monthly payments.

    (c)  SUPPLEMENTAL BENEFIT.

        (1) In addition to the Basic Benefit, Participant shall also receive a monthly Supplemental Benefit beginning on the Commencement Date, which benefit shall be determined in accordance with this subsection (c) and subject to the conditions stated herein.

        (2) The Supplemental Benefit shall be $6,240.63 if Participant retires at the earliest possible Commencement Date. For each month that Participant delays his retirement beyond the earliest possible Commencement Date (but not beyond age 62), however, the Supplemental Benefit shall be increased at the rate of 8% per annum, compounded monthly. If Participant retires after age 62, the Supplemental Benefit shall be the same as if Participant had retired at age 62.

        (3) The Supplemental Benefit shall be paid for each of the first 180 months following termination. If Participant should die prior to the completion of such payments, any remaining payments shall be made to Participant's Designated Beneficiary.

        (4) If Participant dies prior to termination of employment, payments shall commence to be paid to Participant's Designated Beneficiary commencing as of the last day of the month following Participant's death in the same manner as if Participant had terminated employment and died immediately after the Commencement Date, thus entitling the Designated Beneficiary to 180 payments.

    Section 3.  UNFUNDED PROMISE.

    The obligation of the Company under this Agreement shall represent only its unfunded and unsecured promise to pay the benefits provided herein. While the Company reserves the right to provide for its liabilities through the purchase of one or more insurance contracts, the creation of a trust or otherwise, neither the execution of this Agreement nor the Company's action in providing for such liabilities shall give Participant any interest in any specific asset of the Company, including such insurance contracts and interest in any such trusts, and with respect to the Company's obligations under this Agreement, Participant shall have the status of a general creditor of the Company.

    Section 4.  DISPUTES.

    The parties agree that any dispute, controversy or question arising under the Plan or this Agreement shall be definitively resolved by arbitration conducted in San Francisco, California under the rules of the California Arbitration Act. If any such arbitration or action at law or in equity is brought to enforce or interpret the terms of the Plan or this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. Upon written request by Participant, the Company shall advance to Participant amounts equal to all reasonable attorneys' fees, costs, and necessary disbursements incurred by Participant in seeking to obtain, enforce, or retain any right, benefit, or payment provided for in the Plan or this Agreement or in otherwise pursuing or settling any claim hereunder. If the Company is the prevailing party in any arbitration or action to enforce or interpret the Plan or this Agreement, Participant shall reimburse the Company in the full amount of the advances made pursuant to the preceding sentence. If there is no such arbitration or action or such action is concluded without a determination of a prevailing party, Participant shall have no obligation to reimburse the Company for such advances.

    Section 5.  CODE SECTION 280G LIMITATIONS.

    If, as a result of a Change in Control, the increase in benefits resulting therefrom causes Participant to incur an excise tax obligation pursuant to
Section 4999 of the Internal Revenue Code, then the Company shall reimburse Participant for such excise tax and for any additional federal, state, or local income or excise taxes resulting from such reimbursement, such that there is no net reduction in benefits to Participant due to Section 4999. For purposes of the foregoing sentence, the excise tax resulting from the increase in benefits shall be deemed to be the excess of the excise tax imposed by such Section 4999 over the excise tax that would have been imposed by such Section 4999, if any, had there been no increase in benefits hereunder as a result of the Change in Control.

    Section 6.  RABBI TRUST; PURCHASE OF ANNUITIES; CASH LUMP SUMS.

    (a) Prior to June 30, 1996, the Company shall establish an irrevocable "grantor trust" in a form acceptable to Company and Participant. Upon the establishment of the irrevocable trust, the Company will deposit with the trustee cash or property (reasonably acceptable to the Participant) in the amount necessary to fund the then Current Actuarial Value of the Company's Obligations under this Agreement. Thereafter, within 60 days prior or subsequent to each subsequent June 30, the Company will deposit with the trustee additional cash or property (reasonably acceptable to the Participant) necessary to fund the then Current Actuarial Value of the Company's Obligations that have not been previously satisfied by the purchase of annuities, funding of the trust, or otherwise.

    (b) (1) Upon termination of Participant's employment, the Company shall purchase and deliver to Participant an annuity to fund the obligations of the Company to Participant pursuant hereto, as such obligations exist as of the date of termination. The annuity to be purchased shall be determined by obtaining bids from insurance companies that meet the requirements set forth in the definition of "Current Actuarial Value of the Company's Obligations," and taking into account those bids that would be taken into account if the Company were soliciting bids to satisfy its funding obligation under subsection (a). For the purpose of determining the specifications for the annuity to be purchased, there shall be applied the modification to the definition of "Annual Percentage Increase in CPI" described in Section 1(j)(2). The annuity contract to be purchased shall be the middle bid of the bids obtained (if an even number of bids are obtained, the least expensive bid shall be ignored if an annuity contract is to be purchased). Alternatively, at the request of Participant, the Company shall pay Participant in a lump sum an amount equal to the average of all the bids that are taken into account. If no annuity bid can be obtained from an insurance company that meets the criteria of Section 1(j)(1)(A) or (B), the Participant shall be paid a lump sum calculated in accordance with Section 1(j)(1)(E).

        (2) As a condition to the purchase of an annuity or the payment of a lump sum, Participant shall execute an agreement affirming that benefits pursuant to this Agreement shall be reduced by reason of the benefits payable pursuant to the annuity or lump sum, as provided therein. Upon the delivery of an annuity or lump sum payment following termination of employment in satisfaction of the Company's obligations hereunder, the Company may recover the assets of the trust established pursuant to subsection (a) and the trust shall thereupon terminate.

        (3) (A) Subsequent to the annuity purchase or lump sum cash payment described in subsection (b)(1), further payments may be due from the Company to the Participant or his Designated Beneficiary, if the Annual Percentage Increase in the CPI exceeds the fixed percentage used to determine the annuity to be purchased at the time of termination of employment. The additional payments, if any, shall be determined on an annual basis by comparing the payments to be received by the Participant and his Designated Beneficiary under the annuity contract described in subsection (b)(1) that was available at termination of employment (the "Annuity Payments") to the value of the payments described in Section 2 that would have been paid directly by the Company to the Participant and his Designated Beneficiary if no settlement had occurred under subsection (b)(1) (the "Hypothetical Payments"). The comparison shall be made as of December 31 of each year and the value of each Hypothetical Payment and each Annuity Payment shall be increased from the date of hypothetical payment or the date that the Annuity Payment would have been received (based on the assumption that Participant elected to receive an annuity contract with the features described in this Agreement) to such December 31 using the CPI-Based Rate as it exists during the period of time for which an interest rate is being determined, compounded monthly. If the value of the Hypothetical Payments exceed the value of the Annuity Payments as of any December 31, an additional lump sum payment equal to such excess shall be payable as soon as practicable to either Participant or his Designated Beneficiary (as may be appropriate) at that time. Such additional payment shall be taken into account in determining whether, as of any future December 31, further payments are due from the Company. Each year the Company shall deliver a statement to Participant or his Designated Beneficiary (as may be appropriate) showing the calculations set forth in this paragraph. The statement shall be prepared by an independent public accounting firm satisfactory to both Company and the person to whom the statement is to be delivered. In no event shall the operation of this subsection (b)(3)(A) require payments to the Company.

           (B) The calculations described in this subsection (b)(3) shall be performed on a cumulative basis, so that the Company is given credit for any periods in which the Annuity Payments are more than the Hypothetical Payments (this could occur if Annual Percentage Increases in the CPI are less than the assumed Annual Percentage Increase in the CPI taken into account at the time that bids for the annuity contract were solicited).

           (C) By way of example, assume Participant had terminated employment in February 1996 (so that his commencement date was March 31, 1996), his monthly Basic Benefit payment as of March 31, 1996 was $27,470 (based on a Basic Percentage of 30.25% and Covered Compensation of $90,809), and the Annual Percentage Increase in the CPI for 1995 was 1.8%. Under these circumstances, the annuity purchased for Participant would have provided a 1.8% annual increase in the Basic Benefit. Suppose that the Annual Percentage Increases in the CPI for 1996, 1997, and 1998 were 3%, 0%, and 3% respectively. Under these circumstances, the monthly payments of the Basic Benefit under the annuity commencing March 31, 1997, March 31, 1998, and March 31, 1999 would be $27,964, $28,468, and $28,980 respectively, reflecting an annual increase of 1.8%. Based on the actual Annual Percentage Increases in the CPI, the Hypothetical Payments commencing March 31, 1997, March 31, 1998, and March 31, 1999 would be $28,294, $28,294, and $29,143 respectively. Under these circumstances, the Participant would be underpaid by $330 a month as of March 31, 1997, overpaid by $174 a month as of March 31, 1998, and underpaid by $163 a month as of March 31, 1999.

           (D) Based on the numbers in the example in subparagraph (C) above, the following payments should be made. For the period ending December 31, 1997, the Participant should receive an additional payment of $3,375, representing the value as of December 31, 1997 of the 10 underpayments of $330, compounded monthly at a 6% annual rate. For the period ending December 31, 1998, no payment is owed to the Participant, because the two underpayments of $330 (for January 31 and February 28, 1998) have been followed by 10 overpayments of $174. Using a 3% annual interest rate, compounded monthly, it is determined that the Participant has been overpaid by $1,084 as of December 31, 1998. As provided in the last sentence of subparagraph (A), however, no payment is due from the Participant to the Company. Finally, for the period ending December 31, 1999 the Participant has been overpaid for the first two months by $174 and then underpaid for the last ten months by $163. As of December 31, 1999, the net underpayment to Participant based on these 12 payments and using a 6% annual interest rate, compounded monthly, is $1,302. However, there must be credited against this underpayment the value as of December 31, 1999 of the $1,084 overpayment as of December 31, 1998. The December 31, 1999 value of the $1,084 overpayment is $1,151, reducing the net underpayment to Participant to $151, which is the amount payable to Participant as of that date.

        (4) The settlement mechanism in this subsection (b) shall apply in the event of Participant's death prior to termination of employment except that Participant's Designated Beneficiary shall have the right to make the decisions that would otherwise be reserved to Participant.

    Section 7.  MISCELLANEOUS.

    (a) NO ASSIGNMENT OF INTEREST. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.

    (b) NO EMPLOYMENT RIGHTS. None of this Agreement, any provision hereof, and any right created hereunder shall in any way affect the right of the Company to terminate Participant's employment with or without cause.

    (c) GOVERNING LAW. This Agreement and all rights and obligations hereunder shall be interpreted and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

    (d) ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties hereto regarding the specific subject matter hereof, and supersedes all prior agreements, understandings or commitments, whether oral or written, with respect thereto to the specific subject matter hereof. Participant hereby acknowledges and agrees that, as partial consideration for the benefits to be received by Participant hereunder, Participant is relinquishing any and all rights to severance pay under any severance policy of the Company (which rights on the date of this Agreement would have been for three weeks of severance pay for each year of employment with the Company) and that no future severance pay under any Company policy shall accrue to Participant; provided, however, that such relinquishment shall not apply to any severance benefits accorded under a written agreement between Participant and the Company relating to Participant's employment generally. No amendment, modification or supplement of this Agreement may be made except by a writing signed by both the Company and the Participant.

    (e) BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors and administrators of Participant and the successors and assigns of the Company. The Company's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company nor any reason of any merger, consolidation or other reorganization of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Participant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

    Executed on February 27, 1997 to be effective as of July 1, 1996.

                                ROBERT HALF INTERNATIONAL INC.

                                By                M. KEITH WADDELL
                                     ------------------------------------------

                                     HAROLD M. MESSMER, JR.
                                     ------------------------------------------